Exhibit 99.2

Operating model evolution

Non-GAAP numbers

	FY’04 – FY’07	Medium Term Goals 12-24 months	Long Term Goals 3yr – 5yr
Gross Margin	29% è 37%	33% - 36%	33% - 36%
Operating Margin	1.5% è 8.6%	3.0% - 7.0%	7.0% - 10.0%
Adjusted EBITDA Margin	3.8% è 9.6%	5.0% - 8.0%	8.0% - 11.0%

Palm, Inc.

Reconciliation of GAAP Items to Non-GAAP Items

(In thousands, except per share data)

(Unaudited)

	GAAP	Non-GAAP
Gross Margins:
FY’04 – FY’07	29% -37%	29% -37%
Medium Term Goals	33% -36%	33% -36%
Long Term Goals	33% -36%	33% -36%
Operating Margins:
FY’04 – FY’07	(0.4)% - 4.5%	1.5% - 8.6%
Medium Term Goals	(1.0)% - 7.0%	3.0% - 7.0%
Long Term Goals	7.0% - 10.0%	7.0% - 10.0%

	Net Income Margin	EBITDA Margin	Adjusted EBITDA Margin
FY’04 – FY’07	(2.3)% - 3.6%	1.5% - 7.8%	3.8% - 9.6%
Medium Term Goals	(1.0)% - 4.0%	4.0% - 7.0%	5.0% - 8.0%
Long Term Goals	4.0% -7.0%	8.0% - 10.0%	8.0% - 11.0%

The above non-GAAP amounts related to FY’04 – FY’07 have been adjusted to eliminate stock-based compensation expense, an in-process research and development charge, amortization of intangible assets, legal settlements, restructuring charges, the change in the valuation allowance against our deferred tax assets, and for the related income tax provision on a non-GAAP basis of 40%.

The Medium Term Goals and Long Term Goals have been provided on a GAAP and on a non-GAAP basis. The non-GAAP guidance reconciles to the nearest GAAP measure by including the estimated stock-based compensation charge anticipated to be recorded in accordance with SFAS 123(R) during the period, amortization of intangible assets, restructuring charges and applying a 40% tax rate.

Palm is a leading provider of smartphones in the U.S. Small-to-Medium Business (“SMB”) and enterprise segments

[1]	Based on Palm internal CAGR estimates from 2006 to 2011